For immediate release
                        December 15, 2000






               The Missouri Public Service Commission (PSC)

          Thursday (Dec. 14) denied an application by St. Joseph

          Light & Power Company for an Accounting Authority Order

          (AAO) for expenses associated with an incident

          involving one of the generating units at the company's

          Lake Road power plant last June.

               The company is reviewing the order and considering

          whether to file a request with the PSC for a rehearing.

               If the application had been approved, it would

          have permitted the company to defer about $3.3 million

          of incremental expenses incurred as a result of the

          incident.  In its order, the PSC indicated that, should

          the company file a rate case with a test year that

          includes the costs of the incident, it would consider

          such costs for recovery in rates.

               If the order were to become final in its present

          form, Light & Power would be required to expense $3.3

          million.  This would reduce net income and earnings per

          share by $2.1 million and 25 cents, respectively.

               The incident in June shut down the unit for about

          eight weeks while repairs were made.  The unit has

          performed very well since it was returned to service on

          Aug. 8.

                             (more)

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     St. Joseph Light & Power serves about 62,000 electric

customers and 6,400 natural gas customers in northwest Missouri.

                            # # # # #

Contact:  Jerry Musil
          816-387-2636 (office)
          816-262-0374 (cellular)
          jmusil@sjlp.com (email)